UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549

                                 SCHEDULE 13G
                        Under the Securities Act of 1934
                               (Amendment No. )*


                                  GARAN, INC.
                                ----------------
                                (Name of Issuer)


                                  COMMON STOCK
                          ----------------------------
                         (Title of Class of Securities)

                                   364802108
                                 --------------
                                 (CUSIP Number)

CUSIP No.                             13G
364802108

________________________________________________________________________________
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     DePrince, Race & Zollo, Inc.
     59-3299598

________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [X]
                                                                 (b)  [_]

________________________________________________________________________________
3.   SEC USE ONLY


________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     Incorporated in the State of Florida

________________________________________________________________________________
NUMBER OF      5.   SOLE VOTING POWER
SHARES                                       527,100
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER
OWNED BY                                     None
               _________________________________________________________________
EACH           7.   SOLE DISPOSITIVE POWER
REPORTING                                    527,100
               _________________________________________________________________
PERSON         8.   SHARED DISPOSITIVE POWER
WITH                                         None
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     $13,045,725

________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

     No

________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     10.28%

________________________________________________________________________________
12.  TYPE OF REPORTING PERSON*

     IA

ITEM 1.

(a)  Garan, Inc.

(b)  350 Fifth Avenue
     New York, NY  10018

ITEM 2.

(a)  DePrince, Race & Zollo, Inc.

(b)  201 S. Orange Ave., Suite 850
     Orlando, FL  32801

(c)  USA

(d)  common stock

(e)  364802108

ITEM 3.

(e)  X

ITEM 4.  OWNERSHIP.

(a) $13,045,725

(b) 10.28%

(c) (i)   527,100 shares
    (iii) 527,100 shares

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

     N/A

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

     N/A

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

     N/A

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

     N/A

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP.

     N/A

ITEM 10.  CERTIFICATIONS.

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not effect the changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.


                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                        Date: March 8, 1999


                                        /s/ JOHN D. RACE
                                        ----------------------------------------
                                                                     (Signature)
                                            John D. Race -- Partner
                                        ----------------------------------------
                                                                    (Name/Title)